SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into effective as of the 30th day of April, 2015, GAHC3 NEBRASKA SENIOR HOUSING PORTFOLIO, LLC, a Delaware limited liability company (“Buyer”), and DIAL – RIDGEWOOD SENIOR LIVING, L.L.C., a Nebraska limited liability company, and SILVERCREST FOUNTAIN VIEW INDEPENDENT LIVING, L.P., a Nebraska limited partnership (individually and collectively, “Seller” or “Sellers”).

W I T N E S S E T H:

Buyer and Sellers entered into that certain Asset Purchase Agreement effective as of March 13, 2015, as amended by that certain Amendment to Asset Purchase Agreement dated as of April 20, 2015 (the “First Amendment”, and Asset Purchase Agreement as so amended by the First Amendment is the “Purchase Agreement”). Capitalized terms not defined herein shall have the meaning given to them in the Purchase Agreement. Buyer and Sellers desire to amend the Purchase Agreement as herein set forth.

NOW, THEREFORE, for Ten and No/100 Dollars ($10.00) in hand paid and in consideration of the covenants and agreements herein contained, the adequacy and sufficiency of which are hereby acknowledged by the parties, the parties hereto mutually agree as follows:

1.    Diligence Period. Section 1.8 of the Purchase Agreement is hereby amended to extend the Diligence Period so that it shall end at 5:00 p.m. Pacific time on May 5, 2015.

2.    Closing Date: Section 1.3 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:

“Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder related to the purchase and sale of the Assets (the “Closing”) shall occur at 10:00 a.m. Pacific Time on the fifteenth (15th) day following the date that is the later of (i) the expiration of the Diligence Period, or (ii) the date on which all conditions to such Closing expressly stated in this Agreement are satisfied or waived in writing, or such other date as may be mutually agreed to by the parties (the “Closing Date”); provided, that if said fifteenth (15th) day is not the last day of a calendar month, then the Closing Date shall occur on the last business day of the calendar month, but effective for accounting purposes as of 11:59:59 p.m. Pacific Time on the last day of the calendar month (the “Effective Time”) such that said last calendar day of the month will be a day of income and expense to Seller. The Closing shall take place through an exchange of consideration and documents using overnight courier service, wire transfers, electronic mail or facsimile.”

3.    Additional Closing Condition: The obligation of Buyer to effect the transactions contemplated by the Purchase Agreement shall be subject to the satisfaction of the additional condition, unless waived in writing by Buyer, which is hereby added to Article 8:

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“8.7    Completion of Audit. Buyer shall have substantially completed the audit being performed pursuant to Section 13.21 of this Agreement; provided that, if this specific condition to Buyer’s obligations is not satisfied by the Outside Date for reasons other than a default by Seller of its obligations under Section 13.21, then said failure shall not constitute a Refundable Event.”

4.    Form of Management Agreement: The form of the management agreement attached to the Purchase Agreement as Schedule 6.9 shall be revised as follows:

a.    The Incentive Management Fees shall be calculated based upon the aggregate performance of the Properties, not based upon an individual Facility, such that the First Tier Incentive Threshold, Second Tier Incentive Threshold and Third Tier Incentive Threshold, as well as First Tier Excess Cash Flow, Second Tier Excess Cash Flow and Third Tier Excess Cash Flow shall be determined based upon the aggregate EBITDAR for the Properties.

b.    With respect to the Ridgewood Facility, the management agreement shall exclude from Operating Expenses certain corporate expenses of Management Company that will not apply post-Closing, including without limitation Accounting and Payroll Management Fees (identified on the current budgets as GL 585-07-005), Travel and Mileage (identified on the current budgets as GL 520-07-001), certain payroll taxes (identified on the current budgets as GL 510-07-001) and Training Labor (identified on the current budgets as GL 500-05-027). The foregoing is not applicable to the Fountain View Facility.

c.    The last sentence of Section 2.7(b) of the management agreement is hereby deleted and replaced with the following:

“Notwithstanding the foregoing, Management Company shall not, without the prior written consent of Tenant, make or authorize payments from the Operating Accounts for (i) an individual Budgeted expenditure in excess of the Budget amount therefor, and/or (ii) an individual non-Budgeted expenditure, other than Permitted Over-Expenditures or for an Emergency a provided herein, in excess of $10,000.”

5.    Full Force and Effect. Except as specifically provided herein, the Purchase Agreement is unchanged and remains in full force and effect.

6.    Counterparts; Facsimile Execution. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Amendment may be executed and delivered via telephonic or electronic facsimile or PDF transmission.

[Signatures on following page]

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement effective as of the day and year first set forth above.

“SELLERS”

DIAL – RIDGEWOOD SENIOR LIVING, LLC, a Nebraska limited liability company
By:	/s/ TED LOWNDES
Name:	Ted Lowndes
Title:	Manager

SILVERCREST FOUNTAIN VIEW INDEPENDENT LIVING L.P., a Nebraska limited partnership
By:	/s/ ROBERT J. FURLEY
Name:	Robert J. Furley
Title:	Manager of General Partner, Silvercrest Fountain View, L.L.C.

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“BUYER”
GAHC3 NEBRASKA SENIOR HOUSING
PORTFOLIO, LLC, a Delaware limited
liability company

By: Griffin-American Healthcare REIT III
Holdings, LP, its Sole Member

By: Griffin-American Healthcare REIT III, Inc., its
General Partner

By:	/s/ CORA LO
Name:	Cora Lo
Title:	Secretary